Calculation of Filing Fee Tables
S-8
BROWN & BROWN, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.10 per share	Other	6,900,000	$ 57.52	$ 396,888,000.00	0.0001381	$ 54,810.23
Total Offering Amounts:						$ 396,888,000.00		$ 54,810.23
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 54,810.23
Offering Note
[1]	(i) Pursuant to Rule 416(a) of the Securities Act, this registration statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Brown & Brown, Inc. 2019 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant's outstanding shares of common stock. (ii) The proposed maximum aggregate offering price per unit and the maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sales prices for shares of common stock of the Registrant reported on the New York Stock Exchange on May 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources